Fairview, TX – (Marketwired) – 06/21/13 -- SunVault Energy Inc. (SVLT:OTC) announced today that shares of its common stock are expected to commence trading on June 28, 2012.

John Crawford, former Energizer Inc. Director-Strategic Ventures and current Chief Executive Officer of SunVault Energy Inc., is pleased to announce this crucial milestone.  “The company has worked diligently to complete the FINRA registration process thereby enabling shareholder access to a platform technology that is revolutionary in terms of form factor, system cost and renewables applicability for the masses.  SunVault technology, when bundled with a unique Go2Market strategy, has the potential to eliminate the monthly electricity bill.”

About SunVault Energy Inc.:

SunVault Energy Inc. is committed to bringing cost effective energy storage to the solar industry through the seamless and simultaneous integration of energy generation and storage at the molecular level.  This technical approach is a first and has the potential to enable the lowest system cost at maximum efficiency.  SunVault’s quest is to eliminate the monthly electricity bill for anyone who uses electricity thereby positively impacting the lives of 6 billion people around the world.  Neither the platform technology nor resultant product roadmap are dependent upon government subsidy or tax incentive programs to create product demand.

For more information, visit the SunVault Energy website at http://www.sunvaultenergy.com/.

For corporate information, send email to question@sunvaultenergy.com.

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